SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

FERRO CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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SCHEDULE 14A
FERRO CORPORATION
VOTING INFORMATION
ELECTION OF DIRECTORS
Stock Ownership of Management and Certain Beneficial Owners
Section 16(a) Beneficial Ownership Reporting Compliance
CERTAIN MATTERS PERTAINING TO THE BOARD OF DIRECTORS
Compensation and Organization Committee
Finance Committee
Audit Committee
Report of the Audit Committee
Audit Fees
Financial Information Systems Design and Implementation Fees
All Other Fees
DESIGNATION OF AUDITORS
INFORMATION CONCERNING EXECUTIVE OFFICERS
Report of the Compensation and Organization Committee
Performance Compared to Certain Standards
Summary Compensation Table
Stock Option Grants, Exercises and Year-End Values
Performance Share Plan Awards
Retirement Plan
Executive Employment Agreements and Change in Control Agreements
SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING
MISCELLANEOUS

FERRO CORPORATION

1000 LAKESIDE AVENUE
CLEVELAND, OHIO 44114

March 25, 2002

DEAR SHAREHOLDERS:

      I cordially invite you to attend the annual meeting of shareholders of Ferro Corporation, which will be held on Friday, April 26, 2002. The meeting will be held at Ferro’s executive offices located at 1000 Lakeside Avenue, Cleveland, Ohio, and will begin at 8:00 a.m. (Cleveland time).

      The items proposed for action by the shareholders at the meeting are the election of directors and the designation of auditors. The following pages contain a description of these matters and include information about each of our directors and our auditors.

      The record date for the meeting is March 4, 2002. Shareholders of record at the close of business on that day will be entitled to vote at the meeting.

      Regardless of the number of shares you own, your participation is important. I would urge you to vote as soon as possible by telephone, the Internet or mail, even if you plan to attend the meeting. You may revoke your proxy at any time before the meeting regardless of your voting method. If you choose, you may also vote your shares personally at the meeting. In any case, your vote is important.

      I look forward to seeing you at the annual meeting.

Very truly yours,

HECTOR R. ORTINO,
Chairman and Chief Executive Officer

PROXY STATEMENT

VOTING INFORMATION

      The accompanying proxy is solicited by the Board of Directors of Ferro and will be voted in accordance with the instructions given (either in a signed proxy card or through the telephone or Internet procedures described below) unless revoked. A shareholder may revoke his or her proxy without affecting any vote previously taken by giving notice to the Company in writing or in open meeting.

      The record date for determination of shareholders entitled to vote at the 2002 annual meeting is March 4, 2002. On that date the outstanding voting securities of Ferro were 34,490,650 shares of Common Stock, having a par value of $1 each, and 852,825 shares of Series A ESOP Convertible Preferred Stock, no par value. Each share has one vote, and the Common Stock and the Series A ESOP Convertible Preferred Stock vote together as a single class.

      You may cast your votes by any one of the following three ways:

      By Telephone: Call the toll-free number (1-800-542-1160) printed on your proxy card. Follow the simple instructions and use the personalized control number printed on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Telephone voting is available 24 hours a day. If you vote by telephone, you do not need to return your proxy card.

      Over the Internet: Visit the web site (www.votefast.com) printed on your proxy card. Follow the simple instructions and use the personalized control number printed on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Internet voting is available 24 hours a day. If you vote over the Internet, you do not need to return your proxy card.

      By Mail: Mark, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope.

ELECTION OF DIRECTORS

      The Board of Directors of Ferro presently consists of eleven members. The Board of Directors is divided into three classes, and the directors in each class are elected for terms of three years so that at each annual meeting the term of office of one class of directors expires. The terms of office of three directors of Ferro will expire on the day of the 2002 annual meeting, upon election of their successors.

      Proxies solicited pursuant to this Proxy Statement granting authority to vote on the election of directors will be voted for the election of Sandra Austin Crayton, William B. Lawrence and Dennis W. Sullivan to serve for three-year terms expiring in 2005 and until their successors are elected; provided, however, that if the election of directors is by cumulative voting (see page 29 of this Proxy Statement) the persons appointed by the accompanying proxy intend to cumulate the votes represented by proxies they receive and distribute such votes in accordance with their best judgment. All of the candidates for election as directors are directors whose present terms of office will expire at the meeting.

      If any nominee is not available at the time of the election, the Board will decrease the authorized number of directors. However, the Board has no reason to believe that any of the nominees will be unavailable.

      Information is provided on the following pages regarding the principal occupation and the number of shares of Ferro stock owned on March 4, 2002 by each nominee and each of the other directors who will continue in office after the meeting.

Nominees for election

Director since 1994	SANDRA AUSTIN CRAYTON, age 54, Retired President and CEO, PhyServ, LLC (a healthcare billing, collections, receivables and information company). Between 1981 and 1988, Ms. Crayton was employed by the Huron Road Hospital in Cleveland and during that time served as the Director of Planning, Vice President and President. In 1988, she was appointed Senior Vice President and General Manager of the Medical/ Surgical and Psychiatry Management Centers of University Hospitals of Cleveland and served in that capacity until 1990. Ms. Crayton was named the Executive Vice President and Chief Operating Officer of The University of Chicago Hospitals in 1990 and served in that capacity until 1994, at which time she was appointed President of Caremark Clinical Management Services, a division of Caremark, Inc. In 1995, Ms. Crayton was named President of Caremark Physician Services, a division of Caremark, Inc., which provides physician practice management services. Between 1997 and 1999, Ms. Crayton was President and Chief Executive Officer of Sedona Health Care Group, Inc. In 1999, Ms. Crayton became President and CEO, PhyServ, LLC. Ms. Crayton also serves as a director of National City Corporation and Cancer Treatment Centers of America.
Common Shares owned 22,179 Nominee for term expiring in 2005

Director since 1999	WILLIAM B. LAWRENCE, age 57, Executive Vice President, General Counsel & Secretary of TRW Inc. (provider of advanced technology products and services for the global automotive, aerospace and information systems markets). Mr. Lawrence joined TRW in 1976 as counsel specializing in securities and finance. He became Senior Counsel in 1978 and in 1980 was named Vice President, Law, for TRW’s Industrial and Energy Sector. Mr. Lawrence was named Vice President and Assistant General Counsel of TRW in 1985. From 1986 to 1987, he also served as Vice President, Law, for TRW’s space and defense businesses. In 1989, Mr. Lawrence was appointed Executive Vice President of Planning, Development and Government Affairs. Mr. Lawrence assumed his present position at TRW in 1997.
Common Shares owned 7,451 Nominee for term expiring in 2005

Director since 1992	DENNIS W. SULLIVAN, age 63, Executive Vice President of Parker Hannifin Corporation (producer of motion and control components for commercial, industrial and aerospace markets). Mr. Sullivan began his career with Parker Hannifin Corporation in 1960 as a sales engineer and, after serving in various assignments, was named Group Vice President in 1972; President of the Fluid Connectors Group in 1976; Corporate Vice President in 1978; President of the Fluidpower Group in 1979; President of the Industrial Sector in 1980; and he assumed his present position in 1981. Mr. Sullivan is responsible for Parker Hannifin’s worldwide marketing and is a member of the Office of the CEO. Mr. Sullivan is a director of Parker Hannifin and KeyCorp (a bank holding company).
Common Shares owned 29,042 Nominee for term expiring in 2005

Directors whose terms

of office will continue
after the meeting

Director since 1998	MICHAEL H. BULKIN, age 63, Private Investor. In 1965, Mr. Bulkin joined McKinsey & Company, Inc. (an international management consulting firm). He became a principal in 1970 and was elected a director in 1976. While serving with McKinsey & Company, Mr. Bulkin held several leadership positions including Managing Director of various offices, Chairman of the Partner Evaluation and Compensation Committee and member of the Shareholders Committee, Executive Committee, Strategy Development Committee, Professional Personnel Committee and Partner Election Committee. Mr. Bulkin retired from McKinsey & Company in 1993. In 1994, Mr. Bulkin became a director of Bunge International Ltd. (a diversified company with businesses in grain trading and the food and agriculture industry). From 1994 to 1996, he was an advisor to Three Cities Research (a private investment company) where he served as a director of portfolio companies. Mr. Bulkin also serves as a director of American Bridge Company (a privately held engineering, manufacturing and construction company) and Specified Technologies, Inc. (a privately held firestopping products company).

Common Shares owned 18,323 Term expires in 2004

Director since 2001	DR. JENNIE S. HWANG, age 54, President of H-Technologies Group, Inc. (an intellectual property and service company in the microelectronics industry) since 1994. Dr. Hwang is also a co-founder and acting CEO since 1999 of FreeDonation.com, Inc., awarded Best Charity Hub and one of 100 Best Sites by Yahoo! Life. Prior to establishing these companies, Dr. Hwang held senior managerial positions with Lockheed Martin Corporation, SCM Corp. and another company she founded. She holds advanced degrees in liquid crystals and chemistry, and a Ph.D. in engineering. Dr. Hwang has served as National President of the Surface Mount Technology Association and is a worldwide speaker and author of over 200 publications and several internationally-used textbooks on leading technologies. She is a member of the National Academy of Engineering and named R&D-Stars-To-Watch. Dr. Hwang also serves on various civic and industry boards.

Common Shares owned 353 Term expires in 2003

Director since 2001	MICHAEL F. MEE, age 59, Retired Executive Vice President and Chief Financial Officer of Bristol-Myers Squibb Company (a pharmaceutical and related health care products company). Mr. Mee joined Bristol-Myers Squibb in 1994 as its Chief Financial Officer. In 1998, he assumed additional responsibility for Corporate Development. In 1999, he assumed responsibility for Global Business Services and was made Executive Vice President and became a member of the Office of the Chairman in 2000. Prior to joining Bristol-Myers Squibb, Mr. Mee was involved in the reorganization of Wang Laboratories as Chairman of the Board and earlier as Executive Vice-President and Chief Financial Officer of the company. Prior to joining Wang Laboratories in 1990 he was Senior Vice-President and Chief Financial Officer of the Norton Company and Chairman of its Eastman Christensen Oil Field Services subsidiary. Prior to joining Norton Company in 1985, Mr. Mee was Vice President and Controller of Monsanto Company, and he served in other financial assignments with the Company prior to this position. He was employed at Chrysler Corporation from 1968 to 1976 where he held financial positions of increasing importance including that of Controller of its Hamtramck, Michigan Assembly Plant before joining Monsanto Company in 1976. Mr. Mee serves as a director of Lincoln National Corporation (an insurance and financial services company).
Common Shares owned 1,899 Term expires in 2004

Directors whose terms

of office will continue
after the meeting

Director since 1987	JOHN C. MORLEY, age 70, President of Evergreen Ventures, Ltd. (a family office). Retired Director, President and Chief Executive Officer of Reliance Electric Company (a manufacturer of industrial motors and controls, mechanical power transmission products and specialty telecommunication products and systems). Mr. Morley began his career with Exxon Corporation in 1958 and served as President of Exxon Chemical Company, USA and Senior Vice President of Exxon USA before joining Reliance in 1980 as President and Chief Executive Officer. In December of 1986, Mr. Morley led an investor group in the leveraged acquisition of Reliance Electric Company from Exxon. In January of 1995, Rockwell International Corporation acquired Reliance Electric Company. Mr. Morley serves as a director of Cleveland-Cliffs Inc. (a full-service iron-ore company), and he has retired in 2002 as a director of The Lamson and Sessions Co. (a manufacturer and marketer of consumer and commercial electrical and thermoplastic products).
Common Shares owned 29,823 Term expires in 2003

Director since 1993	HECTOR R. ORTINO, age 59, Chairman and Chief Executive Officer of Ferro. Mr. Ortino began his career with Ferro Argentina in 1971 and held several financial and operating positions in Argentina and Mexico. In 1983, he moved to Cleveland and served in several progressively more responsible financial and administrative positions, including Executive Vice President and Chief Financial-Administrative Officer. In 1996, he was named President and Chief Operating Officer and was named Chairman and Chief Executive Officer in 1999. Prior to joining Ferro, Mr. Ortino was with Columbia Broadcasting Systems, Argentina and Pfizer, Inc., Argentina. Mr. Ortino is also a director of Parker Hannifin Corporation (a producer of motion and control components for commercial, industrial and aerospace markets) and New York Life Insurance Company (a mutual life insurance company).

Common Shares owned (1) 525,396 Term expires in 2003
ESOP Convertible Preferred Shares
beneficially owned 3,975

Director since 1998	WILLIAM J. SHARP, age 60, Retired President of North American Tire for The Goodyear Tire & Rubber Company (a tire, engineered rubber products and chemicals manufacturer). Mr. Sharp began his career with Goodyear in 1964. Following various assignments in the United States and abroad, Mr. Sharp was named Director of European Tire Production in 1984. He then was appointed Vice President of Tire Manufacturing in 1987 and later Executive Vice President of Product Supply in 1991. In 1992, he became President and General Manager of Goodyear’s European Regional Operations. He was elected President of Goodyear Global Support Operations in 1996.

Common Shares owned 14,444 Term expires in 2004

(1)	The shares reported as owned by Mr. Ortino include shares that he does not own of record but of which he is a beneficial owner. An individual is deemed to be the beneficial owner of shares to which he exercises or influences voting power or investment power. Mr. Ortino is not owner of record but exercises or influences voting control or investment decisions as to 23,146 shares. The number of shares reported above for Mr. Ortino includes 102,500 shares issued to him under the Performance Share Plan that are subject to risk of forfeiture based upon the terms of that plan. The number of shares that may be acquired by Mr. Ortino pursuant to exercisable stock options as of May 3, 2002 is 324,738 shares (included in the number of shares reported above).

Directors whose terms

of office will continue
after the meeting

Director since 2002	PADMASREE WARRIOR, age 41, Corporate Vice President of Motorola, Inc. (an integrated communications and embedded electronic solutions company). Ms. Warrior is currently General Manager for Motorola Energy Systems Group and General Manager for ThoughtBeam, Inc., one of its wholly-owned subsidiaries. Ms. Warrior joined Motorola in 1984 and has had increasing responsibility for technology development and transfer, process engineering, manufacturing and business operations. Prior to her current appointment, she was the Chief Technology Officer for Motorola’s Semiconductor Products Sector. In this role, Ms. Warrior led global R&D for Motorola Semiconductors. She is also a frequent speaker at leadership and technology conferences worldwide. Ms. Warrior serves on the White House Fellowships selection panel and the Texas Governor’s Council for Digital Economy. She has a Masters degree in Chemical Engineering from Cornell University.
Common Shares owned 0 Term expires in 2003

Director since 2000	ALBERTO WEISSER, age 46, Chairman and Chief Executive Officer of Bunge Limited (a diversified company with businesses in grain trading and the food and agriculture industry). Mr. Weisser joined Bunge International as its Chief Financial Officer in July, 1993. In 1999, he was appointed Chief Executive Officer of Bunge Limited, its agribusiness subsidiary, and then in January, 2000, he was appointed to his current position as Chief Executive Officer. He has served on its Board of Directors since May, 1997. Prior to joining Bunge International, Mr. Weisser worked 15 years for the BASF Group in various finance related positions. Mr. Weisser is also a board member of Rabobank’s North American Agribusiness Advisory Board.
Common Shares owned 2,056 Term expires in 2004

Stock Ownership of Management and Certain Beneficial Owners

      Information is set forth below regarding beneficial ownership of Common Stock of the Company by (i) each person who is a director or a nominee for director; (ii) each executive officer named in the Summary Compensation Table on page 20; and (iii) all directors and executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to his or her shares. The information set forth below is as of March 4, 2002.

		Shares
	Shares of	Underlying
	Common Stock	Options		ESOP
	Owned Directly	Exercisable	Total	Convertible
	or Indirectly	Within 60	Common	Preferred
Name	(a)(b)	Days (c)	Stock	Stock

Directors

Michael H. Bulkin	12,073	6,250	18,323	0

Sandra Austin Crayton	9,366	12,813	22,179	0

Jennie S. Hwang	353	0	353	0

William B. Lawrence	5,576	1,875	7,451	0

Michael F. Mee	1,274	625	1,899	0

John C. Morley	16,073	13,750	29,823	0

Hector R. Ortino	200,658	324,738	525,396	3,975

William J. Sharp	8,194	6,250	14,444	0

Dennis W. Sullivan	15,292	13,750	29,042	0

Padmasree Warrior	0	0	0	0

Alberto Weisser	1,431	625	2,056	0

Four Other Officers Named in Summary Compensation Table

Kent H. Lee, Jr.	32,976	42,435	75,411	608

Millicent W. Pitts	33,248	27,030	60,278	238

Robert A. Rieger	32,883	19,493	52,376	16

Bret W. Wise	39,929	24,987	64,916	0

Seventeen Directors and Executive Officers as a Group	437,854	501,121	938,975	4,837

(a)	The beneficial ownership of Mr. Ortino is set forth below his biography in a footnote on page 5 of this Proxy Statement. With respect to other officers named in the Summary Compensation Table on page 20 of this Proxy Statement, the shares reported for Mr. Lee, Ms. Pitts, Mr. Rieger and Mr. Wise include 17,600, 17,000, 22,700 and 26,600 shares, respectively, issued under the Performance Share Plan that are subject to risk of forfeiture based upon the terms of that plan.

(b)	Included in the shares owned by Mr. Ortino, Mr. Lee, Ms. Pitts, Mr. Rieger and Mr. Wise are 18,936, 7,291, 1,289, 930 and 7,538 shares, respectively, representing phantom shares in the voluntary Ferro Corporation Executive Employee Deferred Compensation Plan (formerly named the Ferro Corporation Executive Employee Deferred Bonus Plan).

(c)	Exercisable stock options as of May 3, 2002.

     The percentage of shares of outstanding Common Stock, including options exercisable within 60 days of March 4, 2002, the record date, beneficially owned by all directors and executive officers as a group is 2.7%. The percentage of such shares beneficially owned by any director does not exceed 1.0%, except for Mr. Ortino, who owns 1.5% of the outstanding Common Stock. With regard to ESOP Convertible Preferred Stock, directors and executive officers as a group own .6% of the outstanding shares of that series.

      Based upon the information available to Ferro, directors, executive officers and employees, as a group, own approximately 14.5% of the outstanding shares of Common Stock, assuming the exercise of stock options exercisable within 60 days of the record date and the conversion of the ESOP Convertible Preferred Stock into Common Stock.

      The following table sets forth information about each person known by Ferro to be the beneficial owner of more than 5.0% of its outstanding Common Stock or stock convertible into Common Stock.

			Percent of class

				ESOP
				Convertible
Name and address	Amount and nature		Common	Preferred
of beneficial owner	of beneficial ownership		Stock	Stock

Mario J. Gabelli and related entities	6,182,600	(1)	18.1%	—
One Corporate Center Rye, New York 10017
Capital Group International, Inc.

and Capital Guardian Trust Company	3,093,000	(2)	9.0%	—
11100 Santa Monica Boulevard — 15th Floor Los Angeles, California 90025

Mellon Bank, N.A., Trustee	887,945	(3)	—	100.0%
under the Ferro Corporation Savings and Stock Ownership Plan Mellon Bank Center Suite 3346 Pittsburgh, PA 15258-0001

(1)	Information regarding share ownership was obtained from Schedule 13D/ A filed May 22, 2001 by Mario J. Gabelli and related entities. Such reporting persons reported sole voting power as to 6,142,600 shares and sole investment power as to 6,182,600 shares.

(2)	Information regarding share ownership was obtained from Schedule 13G filed February 11, 2001 by Capital Group International, Inc. and Capital Guardian Trust Company. They reported sole voting power as to 2,337,200 shares and sole dispositive power as to 3,093,000 shares.

(3)	The beneficial owners of the Savings and Stock Ownership Plan are participating employees of the Company. The 852,825 shares of Convertible Preferred Stock are convertible into 2,216,321 shares of Common Stock, representing approximately 6.4% of the outstanding Common Stock. The Preferred Stock is nontransferable and, upon distribution of an account balance to a plan participant, such participant receives Common Stock issuable upon conversion of the Preferred Stock or cash payable upon redemption of the Preferred Stock. Each share of Preferred Stock carries one vote, voting together with the Common Stock on most matters. The Trustee votes in accordance with the instructions of plan participants.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires Ferro’s officers and directors, and persons who own more than ten percent of a registered class of Ferro’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish Ferro with copies of all Section 16(a) forms they file.

      Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to Ferro during 2001 and Forms 5 and amendments thereto furnished to Ferro with respect to 2001, no director, officer, beneficial owner of more than ten percent of its outstanding Common Stock, or stock convertible into Common Stock, or any other person subject to Section 16 of the Exchange Act failed to file on a timely basis during 2001 or prior fiscal years any reports required by Section 16(a) of the Exchange Act.

CERTAIN MATTERS PERTAINING TO THE BOARD OF DIRECTORS

      During 2001, the Board met seven times and committees of the Board met from time to time upon call of the Chairman (or in the case of the Audit Committee, upon call of its Chairman). During 2001, each director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served.

      Each director who is not an employee of Ferro is paid an annual retainer fee of $30,000. In addition, directors (other than employee directors) are paid an attendance fee of $1,500 for meetings of the Board and $1,000 for meetings of its committees. The Chairs of the Audit Committee, the Compensation and Organization Committee and the Finance Committee are each paid an additional annual retainer of $4,000. The directors have the right to defer their fees into a Ferro Common Stock account. Amounts so deferred will be invested in Ferro Common Stock, together with dividends thereon that will be reinvested in Ferro Common Stock. The deferred account will be distributed after the retirement of the director.

      Pursuant to the Stock Option Plan, on the date of the last annual meeting of shareholders, each nonemployee director who continued as a director after the annual meeting was automatically granted an option to purchase 2,500 shares of Common Stock.

Compensation and Organization Committee

      The Compensation and Organization Committee considers and formulates recommendations with respect to the compensation of Ferro’s officers and performs functions delegated by the Board with respect to the Stock Option Plan, the Performance Share Plan and the Annual Incentive Compensation Plan. The Committee serves as the nominating body for the Board in considering new director candidates and in reviewing the participation of current directors. The Committee reviews candidate credentials, conducts interviews and makes formal recommendations to the Board of Directors for the annual and any interim election of directors. In making its recommendations, the Committee considers a variety of factors, including background, experience, diversity, independence and compatibility with existing Board members. Any shareholder recommendations for members of the Board of Directors should be submitted in writing to the Secretary of Ferro. During 2001, the Committee met three times. A report of the Compensation and Organization Committee is set forth on pages 15 through 18 of this Proxy Statement. Ms. Crayton and Messrs. Bulkin and Sharp are the current members of the Compensation and Organization Committee, with Mr. Bulkin serving as Chairman.

Finance Committee

      The Finance Committee reviews the Company’s financial plans and recommends actions to management and/or the Board of Directors as the Committee deems appropriate. The Finance Committee reviews the Company’s identified worldwide financing requirements and its plans to meet such requirements. Included among its responsibilities is the review of projected worldwide cash flow, the Company’s financial objectives and strategies, major acquisitions, and investment performance of the Company’s pension plans. In addition, the Committee must review and approve the annual capital appropriation budget. During 2001, the Committee met three times. Ms. Crayton and Messrs. Mee, Morley, Sullivan and Weisser are the current members of the Finance Committee, with Mr. Morley serving as Chairman. Ms. Warrior will become a member of this Committee for 2002.

Audit Committee

      The Audit Committee of the Board of Directors met three times in 2001. The Audit Committee has oversight responsibilities with respect to the Company’s financial audit and reporting process, system of internal controls, and process for monitoring compliance with law and with the Company’s Code of Conduct. The Committee seeks to adopt best practices for its own procedures as well as for the presentation of the Company’s financial position and the Company’s adherence to internal controls. The Committee is also responsible for maintaining open communication between and among the Committee, management and the internal and outside auditors. Notwithstanding the above, the Committee is not responsible for conducting audits, preparing financial statements, or assuring the accuracy of financial statements or filings, all of which are the responsibility of management and the outside auditors. The Audit Committee performs its oversight functions and responsibilities pursuant to a written charter adopted and reviewed annually by the Company’s Board of Directors. A copy of the charter was attached to the 2001 Proxy Statement.

      The current members of the Audit Committee are Messrs. Lawrence, Morley, Sharp, Sullivan and Weisser, with Mr. Lawrence serving as Chairman. Dr. Hwang will become a member of this Committee for 2002. Each Member of the Audit Committee is “independent” under the listing standards of the New York Stock Exchange.

Report of the Audit Committee

      The Audit Committee has reviewed and discussed with the Company’s management and KPMG LLP, the Company’s independent auditors, the audited financial statements of the Company for the fiscal year ended December 31, 2001. The Audit Committee has also discussed with KPMG LLP all matters required by generally accepted auditing standards to be discussed. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, has discussed with KPMG LLP its independence, and has concluded that KPMG LLP is independent.

      Based on the review and discussions noted above, and consistent with the roles and responsibilities referred to above and in the Committee’s Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

William B. Lawrence, Chairman
John C. Morley
William J. Sharp
Dennis W. Sullivan
Alberto Weisser

Audit Fees

      KPMG LLP billed the Company aggregate fees of $2,243,000 for the audit of the Company’s annual financial statements and for reviews of the financial statements included in the Company’s Forms 10-Q, all for the year ended December 31, 2001, including procedures performed on businesses formerly owned by dmc2 that the Company acquired on September 7, 2001, for periods subsequent to that acquisition.

Financial Information Systems Design and Implementation Fees

      For the 2001 fiscal year, KPMG LLP billed aggregate fees of $30,000 for financial information systems design and implementation, which includes the types of services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X. The Audit Committee has considered whether the provision of such services for financial information systems design and implementation is compatible with maintaining KPMG LLP’s independence.

All Other Fees

      For the 2001 fiscal year, KPMG LLP billed $2,435,000 in fees for all services other than those described above. These fees related principally to services provided by KPMG LLP in connection with the dmc2 acquisition. Such services included audits of the historical financial statements of the predecessor dmc2 entities (which audited statements were required for the Company’s regulatory filings in 2001 and will be needed for the Company’s ongoing financial reporting obligations in the future) and other tax, advisory and audit-related services provided in connection with the acquisition. The Audit Committee has considered whether the provision of these other services is compatible with maintaining KPMG LLP’s independence.

DESIGNATION OF AUDITORS

      On recommendation of the Audit Committee, the Board of Directors has appointed KPMG LLP to continue as Ferro’s auditors for the current year, subject to the approval of shareholders. Unless otherwise indicated, the accompanying proxy will be voted in favor of ratifying the selection of the firm to audit the books and accounts of Ferro for the current year ending December 31, 2002.

      Representatives of KPMG LLP will be at the annual meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

INFORMATION CONCERNING EXECUTIVE OFFICERS

Report of the Compensation and Organization Committee

      The principal components of senior executive officer compensation at Ferro, and the role of the Compensation and Organization Committee of the Board of Directors as to each component in 2001, were as follows:

1. Annual salary level for the Chairman and Chief Executive Officer recommended by the Committee and approved by the Board, and annual salary level for other executive officers approved by the Committee.

2. Annual Incentive Compensation Plan (a cash bonus plan) under which achievement is measured primarily by attainment of mathematical targets and, for officers other than the Chairman and Chief Executive Officer, is measured to a lesser extent by nonmathematical determinations. The Committee adopts a plan each year, including the placement of senior executives in the plan, determination of the applicable percentage of salary to be used for bonus measurement, and determination of the mathematical targets by which the level of bonus achievement will be measured. The Committee approves the actual nonmathematical bonus awards to senior executive officers other than the Chairman and Chief Executive Officer (for whom the entire bonus award is based on mathematical determinations).

3. Performance Share Plan (a long-term incentive plan) under which annual performance share grants may be converted into shares of Common Stock based upon the degree of achievement of Performance Targets during the Performance Period. The Committee determines the award of performance shares and establishes the Performance Targets that will be applicable to determine the degree of conversion of performance share grants into Common Stock under the Performance Share Plan. Unless target levels of profitability performance are achieved, realization of values by the senior executives under the Performance Share Plan will be significantly below values reflected at the time of awards because nonachievement of Performance Targets will result in significant forfeiture of Performance Shares previously awarded.

4. Stock options, which are determined by the Committee pursuant to the terms of the Stock Option Plan.

      Ferro retains independent executive compensation consultants for the benefit of both management and the Committee. Currently, Ferro’s executive compensation consultant is Watson Wyatt & Company (“Watson Wyatt”). Watson Wyatt’s advice is based on a variety of competitive data maintained by, or available to, Watson Wyatt.

From these data banks, Watson Wyatt derives recommended standards for compensation levels at Ferro based upon competitive levels at peer group companies.

      Applying this data to Ferro, and to Mr. Ortino, Ferro’s Chairman and Chief Executive Officer during 2001, the Committee recommended (and the Board approved), for 2001:

1. A salary level of $700,000, which is in the second quartile of competitive market salary data as reported by Watson Wyatt.

2. An Annual Incentive Compensation Plan cash bonus target amount equal to 75% of salary, all of which was based on the mathematical application of performance factors. Payment of the bonus is based on the degree of achievement of a matrix of mathematical targets combining earnings per share growth, sales growth and acquisitions. These mathematical targets, if achieved, result in a bonus amount that is at the median of other companies in the marketplace for 2001 as reported by Watson Wyatt.

3. A Performance Share Plan award of 33,000 shares.

4. An award of stock options for 122,000 shares under the Stock Option Plan.

      The stock option award level and the performance share award level are in the second quartile of long-term incentive programs of comparable companies in the marketplace as reported by Watson Wyatt.

      The future value of stock option awards will, of course, be a function of the market value for Ferro stock in the future. The future value of performance share grants will be a function both of the future market value of Ferro stock and of the degree of achievement of the performance targets by which the conversion of such performance share grants is determined.

      The recommendations of the Committee represented satisfaction with the manner in which Mr. Ortino performed his responsibilities as Chairman and Chief Executive Officer and his maturity, leadership, judgment and experience in the business of Ferro. The recommendations and actions of the Committee included consideration of Watson Wyatt’s data as to competitive standards of compensation in the marketplace. Watson Wyatt advised the Company as to competitive levels of salary (fixed annual compensation), short-term incentive compensation (Ferro’s Annual Incentive Compensation Plan) and long-term incentive compensation (Ferro’s Stock Option Plan and Performance Share Plan). The Committee’s policy is to attain competitive levels of executive compensation in each of these areas (salary, short-term incentive and long-term incentive).

      Mr. Ortino strongly advocates, and the Committee concurs, that a substantial portion of executive compensation should be variable, based upon performance of the Company and results achieved by each member of management. Application of this principle resulted in 2001 long-term incentive compensation levels for senior executive officers at the median of other companies as reported by Watson Wyatt’s competitive market data. Also, for 2001, Ferro’s performance against the Annual Incentive Compensation Plan financial targets at the corporate level resulted in bonus attainment above target levels for all measures combined.

      In making its determinations and recommendations with respect to Ms. Pitts and Messrs. Lee, Rieger and Wise, the Committee considered and discussed those same materials and information that were considered with respect to Mr. Ortino, as well as the advice and recommendations of Mr. Ortino as to such individuals. The Committee also considered its evaluation of the individual performance of those individuals. In the case of Ms. Pitts and Messrs. Lee and Rieger, who have direct responsibilities with respect to Company operations, their levels of achievement under the Annual Incentive Compensation Plan and Performance Share Plan are materially affected by the performance of those specific operations that are in their respective areas of responsibility. The Committee also approved the inclusion of Ms. Pitts and Messrs. Rieger and Wise in a special incentive plan that was instituted in connection with Ferro’s acquisition of various businesses formerly owned by dmc2. Payments under this plan were based upon the attainment of certain operating and cash flow results during the fourth quarter of 2001. Senior executive officers may also receive awards of phantom stock under the Acquisition Performance Reward Plan. This plan offers payouts based upon the success of the Company’s acquisitions, including the amount of added sales of the new businesses. Upon the conclusion of a three-year performance period, a calculation determines the amount payable to a participant as a result of the conversion of such phantom stock into cash.

      In 1993, the Internal Revenue Code was amended to add Section 162(m), which generally provides that certain compensation in excess of $1 million per year paid to a company’s chief executive officer and any of its four highest paid executive officers is no longer deductible by a company unless the compensation qualifies for an exception. Section 162(m) provides an exception for performance based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goals, are satisfied. In 1995, the Committee recommended, and the shareholders approved, certain changes to the Company’s Performance Share Plan and Stock Option Plan that would qualify such plans under the Section 162(m) exception and preserve the tax deductibility to the Company of compensation paid to executives under these plans in the future. Mr. Ortino received compensation in excess of $1 million in 2001.

Michael H. Bulkin, Chairman
Sandra Austin Crayton
William J. Sharp

Performance Compared to Certain Standards

      The chart set forth below compares Ferro’s cumulative total shareholder return for the five years ended December 31, 2001 to that of (a) the Standard & Poor’s 500 Index, (b) the Standard & Poor’s MidCap Specialty Chemicals Index (“New Index”) and (c) the Standard & Poor’s MidCap Chemical Index (“Old Index”), which index represented a designated group of companies deemed to have a peer group relationship to Ferro. The New Index consists of 10 companies (including Ferro) within the Company’s industry peer group. As of January 1, 2002, Standard & Poor’s is no longer computing the Old Index, so the performance of the Old Index is displayed here for comparative purposes as required by SEC Regulation S-K, Item 402(l)(4), but will not be provided in the future. In all cases, the information is presented on a dividend reinvested basis.

COMPARISON OF FIVE-YEAR

CUMULATIVE TOTAL RETURNS(1)

				S&P MidCap
			S&P MidCap	Specialty
	Ferro Corporation	S&P 500 Index	Chemicals Index	Chemicals Index

1996	100	100	100	100
1997	130.84	133.35	114.92	120.06
1998	142.66	171.46	88.06	96.91
1999	123.57	207.54	76.8	81.01
2000	132.87	188.65	80.71	87.25
2001	152.83	166.24	92.27	105.2

(1)	Assumes investment of $100.00 on December 31, 1996 in Ferro Common Stock, the S&P 500 Index, the S&P MidCap Specialty Chemicals Index and the S&P MidCap Chemical Index.

Summary Compensation Table

      The following table shows on an accrual basis the elements of compensation paid or awarded during each of the last three fiscal years to the Chief Executive Officer and each of the other four highest paid executive officers of Ferro.

Summary Compensation Table

				Long-Term Compensation

		Annual		Performance	Options	Performance
		Compensation		Share	(No. of	Share	All Other
Name and				Awards	shares)	Payouts	Compensation
PrincipalPosition	Year	Salary	Bonus	(1)	(2)	(3)	(4)

H. R. Ortino	2001	$700,000	$525,000	$778,800	122,000	$250,718	$153,146
Chairman and Chief	2000	600,000	629,064	591,938	70,000	487,490	122,496
Executive Officer	1999	550,000	421,853	695,063	70,000	570,164	130,026

K. H. Lee, Jr.	2001	285,000	106,488	207,680	25,000	59,190	52,270
Senior Vice President,	2000	275,000	236,414	295,400	25,500	—	34,823
Specialty Chemicals	1999	255,000	122,714	185,350	18,000	115,300	24,991

M. W. Pitts	2001	225,333	150,024	118,000	21,000	37,988	26,799
Vice President,	2000	210,000	109,069	89,688	20,000	72,715	28,226
Industrial Coatings	1999	200,000	85,360	105,313	18,000	—	21,574

R. A. Rieger	2001	241,668	195,975	179,360	29,000	37,988	37,184
Vice President, Ceramics,	2000	215,000	132,493	118,388	18,000	—	21,383
Colors and Electronic	1999	195,000	74,734	105,313	5,500	—	117,931
Materials

B. W. Wise	2001	285,000	263,269	207,680	33,000	66,858	42,617
Senior Vice President and	2000	265,000	187,930	157,850	23,000	—	25,787
Chief Financial Officer	1999	132,707	132,267	185,350	18,000	—	2,466

(1)	The values reported above are based upon (a) the number of Performance Shares awarded under the Performance Share Plan times the market price of the Common Stock on the date of the award, and (b) the number of Reward Shares awarded under the Acquisition Performance Reward Plan times the market price of the Common Stock on the date of the completion of the acquisition. For both of the plans, the performance period is three years. Under the Performance Share Plan, if Ferro’s performance exceeds target levels, the number of shares can increase by up to 100% for shares awarded in 1999, 2000 and 2001. At December 31, 2001, the persons listed above hold the following number of Performance Shares, valued at the value of the underlying shares at December 31, 2001, applicable to performance periods not yet completed: Mr. Ortino, 66,000 shares, valued at $1,702,800; Mr. Lee, 17,600 shares, valued at $454,080; Ms. Pitts, 10,000 shares, valued at $258,000; Mr. Rieger, 14,200 shares, valued at $366,360; and Mr. Wise, 17,600 shares, valued at $454,080. Dividends are payable under the Performance Share Plan to award recipients. Under the Acquisition Performance Reward Plan, if certain performance targets are met by the acquired businesses, the number of shares can be increased by up to 100% of the shares awarded. At December 31, 2001, Mr. Lee holds 6,550 Reward Shares, which, based upon the value of the underlying shares at December 31, 2001, is valued at $168,990.

(2)	Stock Option grants were awarded on February 25, 1999, February 11, 2000 and February 9, 2001.

(3)	Pursuant to the terms of the Performance Share Plan, the amounts listed were distributed in equal amounts of cash and shares of the Company.

(4)	In the year ended December 31, 2001, “All Other Compensation” includes company matching payments under the Ferro Stock Savings and Ownership Plan, as follows: Mr. Ortino, $6,950, Mr. Lee, $6,947, Ms. Pitts, $6,950, Mr. Rieger, $6,844 and Mr. Wise, $6,828; personal use of leased vehicle, as follows: Mr. Ortino, $9,215, Mr. Lee, $1,728, Mr. Rieger, $8,053 and Mr. Wise, $8,725; taxable portion of benefits under health, hospitalization, and life insurance programs, as follows: Mr. Ortino, $3,870, Ms. Pitts, $1,150, Mr. Rieger, $830, and Mr. Wise, $612; contributions by the Company on behalf of the executives to the Supplemental Executive Defined Contribution Plan, as follows: Mr. Ortino, $71,690, Mr. Lee, $28,283, Ms. Pitts, $9,999, Mr. Rieger, $9,426 and Mr. Wise, $8,889; and reimbursement by the Company for tax services, as follows: Mr. Ortino, $4,000, Mr. Rieger, $895 and Mr. Wise, $2,250. In addition, dividends received from restricted stock granted under Performance Share Plans were as follows: Mr. Ortino, $57,420, Mr. Lee, $15,312, Ms. Pitts, $8,700, Mr. Rieger, $11,136 and Mr. Wise, $15,312.

Stock Option Grants, Exercises and Year-End Values

      The following table sets forth information regarding grants of stock options to each of the five highest paid executive officers of Ferro under Ferro’s Stock Option Plan during the fiscal year ended December 31, 2001. The exercisability of the stock options vests at the rate of 25% per year. In the case of death, retirement, disability or change in control, the options become 100% exercisable.

Option Grants in 2001

		% of Total
		Options
		Granted to			Grant Date
	Options	Employees	Exercise	Expiration	Present
Name	Granted	in 2001	Price	Date	Value(1)

H. R. Ortino Chairman and Chief Executive Officer	122,000	17.5%	$23.60	02/09/2011	$864,980

K. H. Lee, Jr. Senior Vice President, Specialty Chemicals	25,000	3.6%	$23.60	02/09/2011	$177,250

M. W. Pitts Vice President, Industrial Coatings	21,000	3.0%	$23.60	02/09/2011	$148,890

R. A. Rieger Vice President, Ceramics, Colors and Electronic Materials	29,000	4.2%	$23.60	02/09/2011	$205,610

B. W. Wise Senior Vice President and Chief Financial Officer	33,000	4.7%	$23.60	02/09/2011	$233,970

(1)	The grant date present value has been calculated using the Black-Scholes method of option valuation. The model assumes the following: (a) an option term of ten years; (b) an interest rate that represents the interest rate on a U.S. Treasury bond with a 30-year maturity; (c) volatility calculated using month-end stock prices for the past six years prior to grant date; and (d) the stock’s most recent annual dividend yield.

     The following table shows information regarding stock option exercises during 2001 and information regarding options held at year-end.

Value of
			Number of	Unexercised
			Unexercised	In-the-Money
			Options at	Options at
			December 31,	December 31,
	Shares		2001	2001(1)
Acquired
	On	Value	Exercisable/	Exercisable/
Name	Exercise	Realized	Unexercisable	Unexercisable

H. R. Ortino Chairman and Chief Executive Officer	13,500	$81,405	246,447/226,053	$4,801,864/$4,949,337

K. H. Lee, Jr. Senior Vice President, Specialty Chemicals	—	—	25,719/56,281	$529,825/$1,033,581

M. W. Pitts Vice President, Industrial Coatings	—	—	16,134/47,366	$213,635/$967,884

R. A. Rieger Vice President, Ceramics, Colors and Electronic Materials	—	—	7,250/45,250	$141,172/$992,072

B. W. Wise Senior Vice President and Chief Financial Officer	—	—	13,398/60,602	$81,363/$1,122,937

(1)	Value of unexercised in-the-money options is based on Ferro’s NYSE closing Common Stock price on December 31, 2001, of $25.80.

Performance Share Plan Awards

      The following table sets forth information relating to Performance Share Plan (“Plan”) awards during 2001 to each of the five highest paid executive officers of Ferro. Each award under the Plan has a three-year performance cycle ending on December 31, 2003. A condition to vesting includes the continued employment of the Plan participant to the end of the Performance Period. However, in the case of death, disability or retirement, there is a pro rata payment at the end of the Performance Period based upon the portion of the Performance Period during which employment continued. Also, in the case of a change in control, a cash payment equal to (1) the aggregate value of Plan awards based on the remaining term in the executive’s employment agreement and the portion of the Performance Period that expired prior to the change in control, minus (2) the value of payments made under the Plan, is paid at the time of the change in control.

Performance Share Plan Awards in 2001

		Estimated Future Share Payouts in Shares(a)
	Number of
Name	Shares	Threshold(50%)	Target(100%)	Maximum(200%)

H. R. Ortino	33,000	16,500	33,000	66,000
Chairman and Chief Executive Officer

K. H. Lee, Jr.	8,800	4,400	8,800	17,600
Senior Vice President, Specialty Chemicals

M. W. Pitts	5,000	2,500	5,000	10,000
Vice President, Industrial Coatings

R. A. Rieger	7,600	3,800	7,600	15,200
Vice President, Ceramics, Colors and Electronic Materials

B. W. Wise	8,800	4,400	8,800	17,600
Senior Vice President and Chief Financial Officer

(a)	Mr. Ortino, Ms. Pitts and Mr. Wise have performance measurements based on corporate earnings per share growth and sales growth. In addition to the corporate performance measurements, Messrs. Lee and Rieger have measurements based on their respective operating group sales growth and growth in operating profit. All of the above performance measurements are further adjusted for completed acquisitions.

Retirement Plan

      Ferro maintains a noncontributory defined benefit retirement program for certain eligible employees, including officers. Under the retirement program, the monthly retirement benefit payable to a participating officer who retires with 30 or more years of service is 50% of the monthly average of the participant’s covered compensation during the five consecutive calendar years in which his covered compensation was the highest, reduced by 50% of his primary Social Security benefit. If the participating employee has less than 30 years of service, or retires prior to age 65, the monthly benefit is reduced. Covered compensation for purposes of benefits under the retirement program are comprised of basic salary, bonus and Performance Share Plan Awards. Benefits under the retirement program are paid under the Ferro Corporation Retirement Plan (the “Qualified Pension Plan”) and under the Ferro Corporation Nonqualified Retirement Plan (the “Nonqualified Pension Plan”). The Qualified Pension Plan provides a monthly pension at age 65 retirement (or at early retirement on or after age 55 with at least 10 years of credited service), payable for life with a guarantee of 120 monthly payments. Generally, for purposes of the Qualified Pension Plan, covered compensation means basic salary or wages, plus overtime, plus incentive compensation under Ferro’s U.S. incentive plan. The Internal Revenue Code limits the annual benefits payable from, and compensation that can be counted in calculating benefits under, the Qualified Pension Plan. In response to such limitations and for certain other purposes, Ferro has adopted the Nonqualified Pension Plan (formerly known as the Ferro Corporation Excess Benefits Plan). Ferro’s established normal retirement age is 65 under both the Qualified Pension Plan and Nonqualified Pension Plan, but in the case of Ferro officers, retirement benefits under the Nonqualified Pension Plan are not subject to reduction (reduction does apply to pre-age 65 commencement of early retirement benefits under the Qualified Pension Plan) if the officer retires after attainment of age 60. A participant’s right to receive and retain Nonqualified Pension Plan benefits is conditioned upon (i) Ferro’s receipt of a noncompetition, nonsolicitation, nondisparagement, and confidentiality agreement (in a form specified by Ferro) signed by the participant, and (ii) the participant’s continued compliance with the terms and conditions of such agreement. The following table shows estimated annual benefits payable upon retirement under both the Qualified Pension Plan and the Nonqualified Pension Plan to officers with the specified years of service and the indicated average annual covered compensation over a five consecutive year period.

	Years of Service at Age 65
Assumed	Retirement in 2001
Regular
Compensation	15	20	25	30	35

$300,000	$70,392	$93,856	$117,320	$140,784	$140,784
400,000	95,392	127,189	158,987	190,784	190,784
500,000	120,392	160,523	200,653	240,784	240,784
600,000	145,392	193,856	242,320	290,784	290,784
700,000	170,392	227,189	283,987	340,784	340,784
800,000	195,392	260,523	325,653	390,784	390,784
900,000	220,392	293,856	367,320	440,784	440,784
1,000,000	245,392	327,189	408,987	490,784	490,784
1,100,000	270,392	360,523	450,653	540,784	540,784
1,200,000	295,392	393,856	492,320	590,784	590,784
1,300,000	320,392	427,189	533,987	640,784	640,784
1,400,000	345,392	460,523	575,653	690,784	690,784
1,500,000	370,392	493,856	617,320	740,784	740,784
1,600,000	395,392	527,189	658,987	790,784	790,784
1,700,000	420,392	560,523	700,653	840,784	840,784
1,800,000	445,392	593,856	742,320	890,784	890,784
1,900,000	470,392	627,189	783,987	940,784	940,784
2,000,000	495,392	660,523	825,653	990,784	990,784
2,100,000	520,392	693,856	867,320	1,040,784	1,040,784
2,200,000	545,392	727,189	908,987	1,090,784	1,090,784
2,300,000	570,392	760,523	950,653	1,140,784	1,140,784
2,400,000	595,392	793,856	992,320	1,190,784	1,190,784
2,500,000	620,392	827,189	1,033,987	1,240,784	1,240,784

      The five-year average covered compensation for the individuals listed in the Summary Compensation Table was: Mr. Ortino, $1,441,289; Mr. Lee, $429,161; Ms. Pitts, $278,042; Mr. Rieger, $291,694; and Mr. Wise, $380,993. As of December 31, 2001, Mr. Ortino, Mr. Lee, Ms. Pitts, Mr. Rieger and Mr. Wise had 30, 5, 3, 3, and 2 whole years of service, respectively. Benefit amounts in the above Pension Table are stated in the form of a life annuity, with 120 payments guaranteed and a 50% surviving spouse annuity. Benefits listed in the above Pension Table are net of any deductions in the plans for Social Security, but they may be subject to offset for benefits that may be payable under another Ferro defined benefit pension plan (for example, an hourly plan).

Executive Employment Agreements and Change in Control Agreements

      Ferro is a party to executive employment agreements (the “Executive Employment Agreements”) with Messrs. Ortino and Lee. The purpose of the Executive Employment Agreements is to reinforce and encourage the continued attention and dedication of these officers to their assigned duties without distraction in the face of solicitations by other employers and the potentially disturbing circumstances arising from the possibility of a change in control of Ferro. Also, the Executive Employment Agreements limit the right of an officer to compete against Ferro after the termination of his or her employment. To that end, the Executive Employment Agreements obligate Ferro to provide certain severance benefits, described below, in the event of termination under certain circumstances.

      Severance benefits are payable under the Executive Employment Agreements if the officer’s employment is terminated for reasons other than for cause, disability, death or normal retirement or if the officer terminates his employment for “Good Reason.” Good Reason will exist if (1) Ferro fails to honor any of its obligations or responsibilities under certain designated sections of the Executive Employment Agreements, (2) following a change in control, the officer receives a notice of termination from the Company for the purposes of preventing extension of the term of the officer’s employment agreement or (3) the officer voluntarily resigned at any time during the three-month period following the first anniversary of a change in control. Severance benefits are also payable if a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Ferro fails to expressly assume the Executive Employment Agreements.

      The principal severance benefits to be paid to the officers under the Executive Employment Agreements are (1) a lump sum severance payment equal to a full year’s compensation (base salary and incentive compensation) multiplied by three in the case of Mr. Ortino and multiplied by two in the case of Mr. Lee, (2) a lump sum calculated to approximate the present value of the additional retirement benefits to which the officer would have become entitled had he remained in the employment of Ferro for the same number of years used in computing the lump sum severance payment, (3) continued participation in Ferro’s employee benefit programs such as group life, health and medical insurance coverage for the same number of years used in computing the lump sum severance payment and (4) a cash payment in an amount to reimburse, on an after-tax basis, that portion of any excise tax attributable to payments or benefits required to be made to the officer.

      Ferro is also a party to change in control agreements (the “Change in Control Agreements”) with Ms. Pitts and Messrs. Rieger and Wise. The purpose of the Change in Control Agreements is to reinforce and encourage the continued attention and dedication of these officers to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control. However, the Change in Control Agreements are not employment agreements. The principal severance benefits to be paid to the officers in the event their employment is terminated following a change in control are substantially similar to the severance benefits outlined above for the officers under the Executive Employment Agreements. Under the Change in Control Agreements, the officers are also limited in their ability to compete against Ferro.

      As security for its payment of the benefits provided for in the Executive Employment Agreements and the Change in Control Agreements, Ferro has established, in accordance with its obligation under the agreements, an escrow account at National City Bank and deposited into that escrow account a percentage of the amount that would be payable to each of the officers under the agreements. No officer has a right to receive any amount in the escrow account until Ferro has defaulted in its obligations to that officer under the agreement to which he or she is a party. Interest earned on the escrow account is paid to the Company.

SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

      Any shareholder who intends to present a proposal at the 2003 annual meeting and who wishes to have the proposal included in Ferro’s proxy statement and form of proxy for that meeting must deliver the proposal to Ferro at its executive offices, 1000 Lakeside Avenue, Cleveland, Ohio 44114, not later than November 25, 2002.

      Any shareholder who intends to present a proposal at the 2003 annual meeting other than for inclusion in Ferro’s proxy statement and form of proxy must deliver the proposal to Ferro at its executive offices, 1000 Lakeside Avenue, Cleveland, Ohio 44114, not later than February 8, 2003 or such proposal will be untimely. Ferro reserves the right to exercise discretionary voting authority on the proposal if a shareholder has failed to submit the proposal by February 8, 2003.

MISCELLANEOUS

      Ferro will bear the cost of preparing and mailing this statement, with the accompanying proxy and other instruments. Ferro will also pay the standard charges and expenses of brokerage houses, or other nominees or fiduciaries, for forwarding such instruments to and obtaining proxies from security holders and beneficiaries for whose account they hold registered title to shares of the Company. In addition to using the mail, directors, officers and other employees of Ferro, acting on its behalf, may also solicit proxies, and Morrow & Co., New York, New York, has been retained, at an estimated cost of $7,500 plus expenses, to aid in the solicitation of proxies from brokers, institutional holders and individuals who own a large number of shares. Proxies may be solicited personally, by telephone, or by telegram. This proxy statement and the accompanying proxy will be sent to shareholders by mail on or about March 25, 2002.

      Under the Ohio General Corporation Law, if a shareholder desires cumulative voting for election of the directors, then the shareholder must provide written notice to the President, a Vice President or Secretary of Ferro at least forty-eight hours before the meeting. Upon announcement of this notice at the meeting, each shareholder will have cumulative voting rights. Cumulative voting means that each shareholder is entitled to that number of votes equal to the number of shares that he or she owns multiplied by the number of directors to be elected. Each shareholder may cast all of his or her votes for a single nominee or may distribute his or her votes among as many nominees as he or she sees fit. As indicated on page 2 of this Proxy Statement, if the election of directors is by cumulative voting, the persons appointed by the accompanying proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment. Those nominees receiving the largest number of votes for the director positions to be filled will be elected to those positions. Abstentions will be deemed to be present for the purpose of determining a quorum for the meeting, but will be deemed not voting on the issues or matters as to which the abstention is applicable.

      Only the business set forth above in this notice of meeting will be acted upon at the annual meeting of shareholders.

FERRO CORPORATION

MARY ANN JORGENSON, Secretary

March 25, 2002

VOTE BY TELEPHONE

Have your proxy card available when you call the Toll-Free number 1-800-542-1160 using a touch-tone telephone. You will be prompted to enter your Control Number. Please follow the simple prompts that will be presented to you to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website http://www.votefast.com. You will be prompted to enter your Control Number. Please follow the simple prompts that will be presented to you to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Stock Transfer Dept (NC) National City Bank, P.O. Box 92301 Cleveland OH 44193-0900.

Vote by Telephone Call toll-free using a touch-tone phone: 1-800-542-1160	Vote by Internet Access the Website and cast your vote: http://www.votefast.com	Vote by Mail Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 11:59 p.m. eastern daylight time on Thursday, April 25, 2002 in order to be counted in the final tabulation.
If you vote by telephone or Internet, please do not send your proxy by mail.

                                    YOUR CONTROL NUMBER IS:

Proxy must be signed and dated below.
Please fold and detach card at perforation before mailing.

FERRO CORPORATION	PROXY

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on April 26, 2001.

The undersigned shareholder of Ferro Corporation hereby appoints H. R. Ortino and M. A. Jorgenson, the proxies of the undersigned, to vote the shares of the undersigned at the 2002 Annual Meeting of Shareholders of the Corporation and any adjournment thereof upon the proposals on the reverse side.

Signature

Signature if held jointly

Date: , 2002

NOTICE: When signing as attorney,
executor, administrator, trustee or
guardian, please give your full title as
such. A proxy given by a corporation
should be signed in the corporate name
by the chairman of its board of
directors, its president, vice
president, secretary, or treasurer.

— Please fold and detach card at perforation before mailing. —

FERRO CORPORATION	PROXY

Please indicate how you wish your shares to be voted. Unless otherwise indicated, the proxies will vote FOR proposals 1 and 2.

THE BOARD OF DIRECTORS RECOMMENDS VOTES BE CAST FOR PROPOSALS 1 AND 2.

1.	ELECTION OF DIRECTORS

Nominees for terms expiring in 2005:

(01) Sandra Austin Crayton (02) William B. Lawrence (03) Dennis W. Sullivan

	FOR all nominees listed above (except as listed to the contrary below)		WITHHOLD AUTHORITY to vote for all nominees listed above.

To withhold authority to vote for any individual nominee, write that nominee’s name or number below:

2.	RATIFICATION OF THE DESIGNATION OF KPMG LLP AS INDEPENDENT AUDITORS.

	FOR	AGAINST	ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

IMPORTANT—THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE

VOTE BY TELEPHONE

Have your voting instruction card available when you call the Toll-Free number 1-800-542-1160 using a touch-tone telephone. You will be prompted to enter your Control Number. Please follow the simple prompts that will be presented to you to record your vote.

VOTE BY INTERNET

Have your voting instruction card available when you access the website http://www.votefast.com. You will be prompted to enter your Control Number. Please follow the simple prompts that will be presented to you to record your vote.

VOTE BY MAIL

Please mark, sign and date your voting instruction card and return it in the postage-paid envelope provided or return it to: Stock Transfer Dept (NC) National City Bank, P.O. Box 92301 Cleveland OH 44193-0900.

Vote by Telephone Call toll-free using a touch-tone phone: 1-800-542-1160	Vote by Internet Access the Website set forth below and cast your vote: http://www.votefast.com	Vote by Mail Return your voting instruction card in the postage-paid envelope provided

Your telephone or Internet vote with respect to your Plan account must be received by 11:59 p.m. EDT on April 22, 2002 in order to be counted in the final tabulation.

See reverse side for voting instructions.

To Vote Shares of Company Stock Allocated to Your Plan Account	To Vote Uninstructed Shares of Company Stock in the Plan

Control Number:	Control Number:

If you vote by mail, the voting instruction card below must be signed and dated.
Please fold and detach card at perforation before mailing.

FERRO CORPORATION	CONFIDENTIAL VOTING INSTRUCTIONS

The undersigned, a participant in the Ferro Corporation Savings and Stock Ownership Plan and/or the Ferro Corporation Bargaining Unit 401(k) Plan (the “Plan”), hereby instructs the Trustee under the Plan, to vote the shares of Company stock allocated to his or her Plan account at the 2002 Annual Meeting of Ferro Corporation, and at any adjournment thereof, in accordance with the instructions on this card, as follows:

1.	ELECTION OF DIRECTORS
Nominees for terms expiring in 2005:

(01) Sandra Austin Crayton	(02) William B. Lawrence	(03) Dennis W. Sullivan

FOR all nominees listed above (except as listed to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed above.
To withhold authority to vote for any individual nominee, write that nominee’s name below:

2.	RATIFICATION OF THE DESIGNATION OF KPMG LLP AS INDEPENDENT AUDITORS.

FOR	AGAINST	ABSTAIN

Your voting instructions will be kept confidential. Under no circumstances will the Trustee or any of its agents disclose to Ferro Corporation or any other party how you voted.

Signature—Please sign exactly as your name appears to the left.

Date: , 2002

As a participant in the Ferro Corporation Savings and Stock Ownership Plan and/or the Ferro Corporation Bargaining Unit 401(k) Plan (the “Plan”), you have the right to instruct Mellon Bank, as Trustee, to vote the shares allocated to your Plan account. You also have the ability, acting as a Named Fiduciary under the Plan, to instruct Mellon Bank to vote a pro rata portion of the shares of Company stock (based on the ratio of the amount of Company stock in your Plan account to the total amount of Company stock in the Plan) allocated to other participants’ Plan accounts for which the Trustee does not receive voting instructions.

To direct the Trustee to vote the shares of Company stock allocated to your Plan account by mail, please sign this voting instruction card on the reverse side. To direct the Trustee to vote the shares of Company stock allocated to your Plan account by telephone or the Internet, please follow the instructions on the reverse side and use the Control Number printed in Green.

To direct the Trustee to vote the uninstructed shares of Company stock by mail, please sign this voting instruction card below. To direct the Trustee to vote the uninstructed shares of Company stock allocated to the Plan accounts of other participants by telephone or the Internet, please follow the instructions on the reverse side and use the Control Number printed in Blue.

If you vote by telephone or the Internet, please do not send your voting instruction card by mail.

— Please fold and detach card at perforation before mailing. —

FERRO CORPORATION	CONFIDENTIAL VOTING INSTRUCTIONS

The undersigned participant, acting as a Named Fiduciary under the Ferro Corporation Savings and Stock Ownership Plan and/or the Ferro Corporation Bargaining Unit 401(k) Plan (the “ Plan”), hereby instructs the Trustee under the Plan to vote the shares subject to this instruction at the 2002 Annual Meeting of Ferro Corporation, and at any adjournment thereof, in accordance with the instructions on this card, as follows:

1.	ELECTION OF DIRECTORS

Nominees for terms expiring in 2005:

(01) Sandra Austin Crayton (02) William B. Lawrence (03) Dennis W. Sullivan

	FOR all nominees listed above (except as listed to the contrary below)		WITHHOLD AUTHORITY to vote for all nominees listed above.

To withhold authority to vote for any individual nominee, write that nominee’s name below:

2.	RATIFICATION OF THE DESIGNATION OF KPMG LLP AS INDEPENDENT AUDITORS.

	FOR	AGAINST	ABSTAIN

Your voting instructions will be kept confidential. Under no circumstances will the Trustee or any of its agents disclose to Ferro Corporation or any other party how you voted.

Signature of Participant—Please sign exactly as your name appears on the reverse side.